                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            STRATESEC Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

                               6,103,522 shares
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                             STRATESEC INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 10, 1998

     The 1998 Annual Meeting of the Shareholders of STRATESEC Incorporated, a Delaware corporation (the "Company"), will be held on June 10, 1998 at 2:00 p.m. local time at The Watergate Hotel, 2650 Virginia Avenue, N.W., Washington, D.C. for the following purposes:

          1. To elect a Board of seven Directors.

          2. To approve an amendment to the Company's 1997 Stock Option Plan that would increase the number of shares of Common Stock reserved for issuance thereunder.

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on May 12, 1998 are entitled to notice of and to vote at the meeting.

     A majority of the Company's outstanding shares must be represented at the meeting (in person or by proxy) to transact business. To assure proper representation at the meeting, please mark, sign, and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke such proxy either before or at the meeting.

                                          Elizabeth Schmitt
                                          Secretary

Dated: April 28, 1998

 IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                             STRATESEC INCORPORATED

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited on behalf of the Board of Directors of STRATESEC Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held June 10, 1998 at 2:00 p.m. local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at The Watergate Hotel, 2650 Virginia Avenue, N.W., Washington, D.C. The Company's principal offices are located at 105 Carpenter Boulevard, Sterling, Virginia, 20164, and its telephone number is (703) 709-8686. These proxy solicitation materials will be mailed to shareholders on or about May 14, 1998.

     Shareholders of record at the close of business on May 12, 1998 are entitled to notice of, and to vote at, the Annual Meeting. On April 16, 1998, 6,003,522 shares of the Company's Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote.

VOTES REQUIRED FOR APPROVAL

     The seven nominees for director receiving the vote of the majority of the shares present at the meeting in person or by proxy shall be elected.

     The affirmative vote of the majority of the shares present in person or by proxy is required for Proposal Two, approval of the amendment to the Company's 1997 Stock Option Plan. Abstentions and broker non-votes on Proposal Two will have the effect of a negative vote on the outcome of Proposal Two.

     All other matters will be approved if the votes cast at the meeting in person or by proxy favoring the action exceed the votes cast opposing the action. Except as described above regarding Proposals One and Two, abstentions and broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the other matters to be voted on at the Annual Meeting.

     Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     The cost of this solicitation will be borne by the Company. These costs represent amounts normally expended for a solicitation for an election of directors. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or otherwise.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company no later than December 29, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 16, 1998 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each of the Company's directors (iii) each of the Named Executive Officers (iv) all executive officers and directors of the Company as a group.

                                                           NUMBER OF SHARES(6)   PERCENT OF TOTAL
                                                           -------------------   ----------------
KuwAm Corporation........................................       1,864,127             31.1%
     2600 Virginia Avenue, N.W.
     Washington, D.C. 20037(1)
Special Situation Investment Holdings, Ltd. .............       1,656,333             27.6%
     c/o KuwAm Corporation
     2600 Virginia Avenue, N.W.
     Washington, D.C. 20037(1)
Special Situation Investment Holdings, L.P. II...........         197,794              3.3%
     c/o KuwAm Corporation
     2600 Virginia Avenue, N.W.
     Washington, D.C. 20037(1)
Fifth Floor Company for General Trading and
  Contracting............................................         366,707              6.1%
Wirt D. Walker, III(1)(3)(4).............................       2,237,528             37.3%
Ronald C. Thomas(4)......................................         131,846              2.2%
Franklin M. Sterling(4)..................................          68,333              1.1%
Albert A. Weinstein(4)...................................          10,000            *
Mishal Yousef Saud Al Sabah(1)(2)(4).....................       2,258,893             37.6%
Larry Weaver(4)..........................................          13,333            *
Marvin P. Bush(4)(5).....................................          78,896              1.3%
Robert B. Smith(4).......................................           8,333            *
All Officers and Directors as a Group (8 persons)........       3,113,890             51.9%

---------------
 *  Less than one percent

(1) KuwAm Corporation, a Washington, D.C. based private investment firm, is the general partner of SSIH, the Company's largest shareholder, and SSIH II. The shareholders of KuwAm include Wirt D. Walker, III, the Chairman of the Board and a director of the Company, and Mishal Yousef Saud Al Sabah, a director of the Company. Mr. Walker is also the Managing Director of KuwAm and Mr. Al Sabah is the Chairman of KuwAm. Shares beneficially owned by KuwAm consist of 1,656,333 shares held by SSIH, 197,794 shares held by SSIH II, and 10,000 shares held by KuwAm Corporation.

(2) Consists of 1,656,333 shares held by SSIH, 197,794 shares held by SSIH II, 10,000 shares held by KuwAm Corporation, 366,707 shares held by Fifth Floor Company for General Trading and Contracting, of which Mr. Al Sabah is a principal, and 3,060 shares owned by Mr. Al Sabah's son.

(3) Consists of 1,656,333 shares held by SSIH, 197,794 shares held by SSIH II, 10,000 shares held by KuwAm Corporation, 278,302 shares held by Mr. Walker, 20,100 shares held by Mr. Walker's son and 50,000 shares owned by a trust for Mr. Walker's son, of which Mr. Walker is the trustee.

(4) Includes shares issuable upon exercise of currently exercisable options, as follows: Mr. Walker, 24,999 shares; Mr. Thomas, 24,999 shares; Mr. Sterling, 43,333 shares; Mr. Weinstein, 10,000 shares, Mr. Al Sabah, 24,999 shares, Mr. Weaver, 13,333 shares, Mr. Bush, 24,999 shares, and Mr. Smith, 8,333 shares.

(5) Includes 53,897 shares held by Andrews-Bush, Inc.

(6) At April 16, 1998, executive officers and directors of the Company as a group held options to purchase an aggregate of 620,000 shares of Common Stock, representing approximately 49.3% of outstanding options at that date. The numbers set forth in this table include an aggregate of 174,995 shares which are currently exercisable within 60 days of such date.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the Annual Meeting. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's seven nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

     The following sets forth certain information regarding each of the nominees for election as director:

     Wirt D. Walker, III, age 52, has served as a director of the Company since 1987, and as Chairman of the Board of Directors since 1992. Since 1982, Mr. Walker has served as a director and the Managing Director of KuwAm Corporation, a private investment firm. He is the Chairman of Commander Aircraft Company, a publicly traded company that manufactures, markets and provides support for its line of single engine, high performance aircraft, and Universal Communications, Inc., a privately held advertising and marketing communications company.

     Charles W. Archer, age 52, has served as President, Chief Executive Officer and director since March 1998. Prior to joining the Company, Mr. Archer was employed for fifteen years by the Federal Bureau of Investigation. During his tenure with the F.B.I., Mr. Archer held a variety of management positions involving large integrated technology projects and finance. From 1996 to 1997, he was an Assistant Director of the F.B.I., in charge of its Criminal Justice Information Services Division, the F.B.I.'s largest division.

     Ronald C. Thomas, age 52, has served as Executive Vice President, Corporate Development, since April 1998. Mr. Thomas served as the Company's President and Chief Executive Officer from 1992 to March 1998. He has been a director of the Company since 1992. Prior to joining the Company, Mr. Thomas was employed for sixteen years by ADT Security Systems, Inc. During his tenure with ADT, he held a variety of management positions involving systems engineering and design, project planning and marketing and business unit management, and was Vice President, Integrated Systems from 1988 to 1992. Mr. Thomas is Chairman of the Standing Committee on Physical Security of the American Society for Industrial Security ("ASIS"), a member of the Board of Directors of the Closed Circuit Television Manufacturers Association, a member of the Institute of Electrical and Electronic Engineers ("IEEE"), a member of the National Society of Professional Engineers and a member of the National Fire Protection Association ("NFPA"). He is a past member of the Nuclear Standards Subcommittee of the IEEE, the Proprietary Fire Systems Subcommittee of NFPA and the Architect/Engineer Subcommittee of ASIS.

     Mishal Yousef Saud Al Sabah, age 36, is a private investor who has been involved in a broad range of investment activities in the United States and overseas for the past eighteen years. Mr. Al Sabah has been a director of the Company since 1991. He has served as the Chairman of the Board of Directors of KuwAm Corporation since 1982 and is a director of Commander Aircraft Company and Universal Communications, Inc.

     Marvin P. Bush, age 40, has served as a director of the Company since 1993. Mr. Bush is a director of the Winston Partners Group, Inc., a private investment firm he founded in 1994, and has been a member of the Board of Directors of Kerrco Inc., an oil and gas company, since 1989. Prior to founding the Winston Group, Mr. Bush was a partner at John Stewart Darrell & Company, and investment advisory firm, and was employed by Shearson Lehman Brothers as a Vice President/Financial Consultant.

     Robert B. Smith, Jr., age 60, has served as a director of the Company since 1995. Mr. Smith has been a private investor since 1984, and has been a director of Sunshine Mining Company, a New York Stock Exchange listed silver mining company, since 1993. He has been a trustee for the Dalkon Shield Claimants

Trust, a public interest trust created to compensate those damaged by the Dalkon Shield, since 1989. Mr. Smith was formerly Chief Counsel and Staff Director of the Senate Government Operations Committee.

     Lt. General James A. Abrahamson, USAF (Retired), age 64, has served as a director of the Company since December 1997. General Abrahamson is the Chairman and CEO of International Air Safety, LLC. He served as Chairman of the Board of Directors of Oracle Corporation from 1992 to 1995 and held various executive positions and served as a member of the board of Hughes Aircraft Company from 1989 to 1992. General Abrahamson was formerly Commissioner of the White House Commission on Aviation Safety and Security (Gore Commission). Prior to 1989, General Abrahamson served in the United States Air Force. During his tenure with the Air Force he held a variety of positions, including Director of Development of the F-16 International Fighter, Director of NASA's Space Shuttle Program and Director of President Reagan's Strategic Defense Initiative ("Star Wars" Program).

DIRECTOR COMPENSATION

     Directors are paid an annual fee of $10,000, payable in equal quarterly installments, for services as a director. Such fees are prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings, other than reimbursement of travel and lodging expenses.

     The 1997 Stock Option Plan provides for the automatic annual grant of a stock option to purchase 15,000 shares of Common Stock to each eligible non-employee and employee director of the Company; non-employee directors will automatically receive a nonstatutory stock option and employee directors will automatically receive an incentive stock option.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of four meetings during the fiscal year ended December 31, 1997. The Board has two committees: the Audit Committee and the Compensation Committee.

     The Audit Committee, comprised of Directors Bush and Smith, recommends the selection of the Company's independent accountants and approves the scope of the audit to be conducted. The Committee is primarily responsible for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. The Audit Committee held one meeting during fiscal 1997.

     The Compensation Committee recommends the amount and type of compensation to be paid to the Company's executive officers, reviews the performance of the Company's key employees and administers and determines distributions under the Company's Profit Sharing Plan. The Compensation Committee will also determine the number of shares, if any, to be granted each employee under such plan and the terms of such grants. The Compensation Committee held one meeting during fiscal 1997.

     Lt. General James A. Abrahamson attended one meeting of the Board of Directors during fiscal 1997. Charles W. Archer has served as a director of the Company since April 1998 and attended no Board Meetings during fiscal 1997. No other director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1997 or of all meetings of any committee upon which such director served during fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Mr. Bush and Mr. Smith; neither are employees of the Company. They are not eligible to participate in the Company's Profit Sharing Plan. Both receive compensation for services as a director (see "Director Compensation").

OTHER OFFICERS

     Barry W. McDaniel, age 49, has served as Executive Vice President and Chief Operating Officer since February 1997. Prior to joining the Company, Mr. McDaniel was employed by BDM International from 1989 to 1996, most recently as Vice President of Material Distribution and Management Systems. From 1989 to

1992 he was Vice President, Business Development and Operations for the Systems and Communications Group. Mr. McDaniel was previously employed, from 1988 to 1989, by Proxim, a real-time systems integration company as Vice President, Government Systems Integration. From 1970 to 1987 he served as Deputy Director of Readiness for the United States Army Materiel Command.

     Larry M. Weaver, age 47, has served as Executive Vice President and Chief Financial Officer since June 1996. Mr. Weaver served as Chief Operating Officer from June 1996 to February 1997. Prior to joining the Company, he was employed by the Conduit and Foundation Corporation, most recently as its Chief Financial Officer from July 1995 to June 1996. Previously, Mr. Weaver was employed, from 1988 to 1995, as Group Vice President of Finance at William Bowman Associates, Inc., a residential real estate site development company, and from 1980 to 1988, as Partner and Finance Manager at Skelly and Loy, an energy and environmental consulting and engineering firm. Mr. Weaver has also served as Assistant Controller at Buell Division of Envirotech and was a Senior Accountant at Price Waterhouse.

     Franklin M. Sterling, age 64, has served as Senior Vice President for the Western Region since August 1995. Prior to joining the Company, Mr. Sterling served as President of Franklin M. Sterling and Associates, Inc., an engineering and consulting firm specialized in integrated building control systems, which he founded in 1987. Previously, Mr. Sterling was employed by the Bechtel Corporation for sixteen years, most recently as a project manager for a Bechtel subsidiary, and has held positions with ITT Data Services and the RCA Corporation. Mr. Sterling presently serves as Chairman of the Airport Consultants Council Security System Standards Committee and is a member of the Federal Aviation Administration's Advisory Committee on Security System Standards. He is a senior member of the IEEE, the IEEE Control System Society, the American Society for Industrial Security, the National Fire Protection Association, the Construction Specification Institute and the National and California Societies of Professional Engineers.

     Albert M. Weinstein, age 66, has served as Vice President overseeing corporate engineering and design since 1989. Prior to joining the Company, Mr. Weinstein was Vice President and General Manager of the Electronic Security Systems Division of Stoller Company, a nuclear consulting company, for 17 years.

     R. Michael Lagow, age 39, has served as Vice President for Business Development since August 1993. Prior to joining the Company, Mr. Lagow was employed as National Sales Manager of Control Systems International, a security systems company, since 1991.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows certain information concerning the compensation of each of the Company's most highly compensated executive officers whose individual remuneration exceeded $100,000 for services rendered in all capacities to the Company for the fiscal years ended 1997 and 1996 ("the Named Executive Officers").

                                                                             LONG-TERM COMPENSATION
                                                                          -----------------------------
                                                                          SECURITIES
                                                                          UNDERLYING
                                                   ANNUAL COMPENSATION      OPTIONS
                                                   --------------------     AWARDED        ALL OTHER
                                            YEAR    SALARY      BONUS     (IN SHARES)   COMPENSATION(1)
                                            ----   ---------   --------   -----------   ---------------
Ronald C. Thomas..........................  1997   $153,461    $    --      25,000          $10,000
     Executive Vice President, Corporate    1996    140,000     35,000      25,000           38,000(2)
     Development and Director(3)
Larry M. Weaver...........................  1997   $120,288         --      15,000
     Executive Vice President and           1996     43,269         --      25,000
     Chief Financial Officer
Charles C. Sander(4)......................  1997   $135,000    $    --      25,000          $ 5,000
     Senior Vice President                  1996    135,000     25,000      25,000           10,000
Albert A. Weinstein.......................  1997   $126,833         --          --          $ 9,600(5)
     Vice President.......................  1996     88,620         --      15,000           38,400(5)

---------------
(1) Amounts paid as director fees unless otherwise indicated.

(2) In May 1996 Mr. Thomas acquired 53,320 shares of Common Stock for the exercise of options, for which the Company waived the exercise price of $.53 per share. This amount includes the aggregate exercise price of such options.

(3) Mr. Thomas served as President and Chief Executive Officer of the Company until April 1,1998, when Charles W. Archer was appointed to those positions.

(4) Mr. Sander is no longer employed by the Company.

(5) Includes consulting fees paid.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER 31, 1997

     The following table shows the options exercised during fiscal 1997, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of December 31, 1997 and the value of such options based on the closing price of the Company's Common Stock on December 31, 1997, which was $9.75.

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED           IN-THE-MONEY
                              NUMBER OF                    OPTIONS AT FY END(#)(1)     OPTIONS AT FY END($)(2)
                           SHARES ACQUIRED     VALUE      -------------------------   -------------------------
          NAME               ON EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
          ----             ---------------   ----------   -------------------------   -------------------------
Wirt D. Walker, III......           --       $       --          8,333/41,667             $ 22,916/$114,584
Ronald C. Thomas.........      159,382        1,553,975          8,333/41,667               22,916/ 114,584
Larry M. Weaver..........           --               --          8,333/31,667               22,916/  87,084
Franklin M. Sterling.....           --               --         38,333/26,667              172,082/ 106,668
R. Michael Lagow.........       25,000          243,750          5,000/10,000               13,750/  27,500
Albert A. Weinstein......       25,000          243,750          5,000/10,000               13,750/  27,500
Charles C. Sander........       50,000          487,500         24,999/50,001              102,079/ 154,171
Matthew V. Wharton.......           --               --         21,666/18,334               92,914/  67,087
Michael V. Toto..........           --               --         16,666/ 8,334               79,164/  39,587

---------------
(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1995 through 1997 and are exercisable on various dates beginning in 1998 and expiring in 2001.

(2) Represents the difference between the exercise price and $9.75, which was the closing price on December 31, 1997. Stock option exercise prices range from $5.00 to $8.625.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into employment agreements with Messrs. Thomas and Weaver, to serve in their respective current positions until March 31, 2002 and 2000, respectively, at annual base salaries of $148,500 and $112,500, respectively. Both agreements provide for annual bonuses, periodic salary increases and grants of stock options in the sole discretion of the Board of Directors. In the event either executive's employment is terminated without cause, he is entitled to continue to receive the salary and certain other benefits provided for in such agreement for the remainder of its term. If such termination occurs following a "change in control" of the Company, he is entitled to receive an additional payment equal to two times his annual base salary in effect at the time of such change in control. for purposes of the employment agreements, a change in control occurs upon certain changes in the stock ownership of the Company or upon certain changes in the membership of the Board of Directors of the Company. A termination following a change in control of the Company includes certain reductions of the executive's duties and responsibilities, reductions in the salary paid to the executive, changes in the location of the executive's office or a failure by the Company to obtain the written assumption of the employment agreements by any successor of the Company. The Company has also entered into a consulting agreement with Mr. Walker, to provide strategic and corporate development services through March 31, 2002 for an annual fee of $126,000. The consulting agreement also contain provisions parallel to those of the executive employment agreements.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of Marvin Bush and Robert B. Smith. Both are independent outside directors. The Committee is charged with the responsibility for reviewing the performance and approving the compensation of key executives and for establishing general compensation policies and standards for reviewing management performance. The Committee also reviews both corporate and key executive performance in light of established criteria and goals and approves individual key executive compensation.

COMPENSATION PHILOSOPHY

     The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive to similarly sized companies and to create incentives for excellent performance by providing executives with the opportunity to earn additional remuneration linked to the Company's profitability. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations and to create value for stockholders. It is also the Company's policy to encourage share ownership by executive officers and non-employee directors through the grant of stock options.

COMPONENTS OF COMPENSATION

     The compensation package of the Company's executive officers consists of base annual salary, participation in the Company's 401(k) Savings Plan and stock option grants.

     At executive levels, base salaries are reviewed but not necessarily increased annually. Base salaries are fixed at levels slightly below competitive amounts paid to individuals with comparable qualifications, experience and responsibilities engaged in similar businesses as the Company, based on the experience of the Committee members, directors and employees of the Company within the security systems industry.

     The Company uses stock options both to reward past performance and to motivate future performance, especially long-term performance. The Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options are granted at fair market value as of the date of grant and generally have a term of three years. The options vest 33% per year, beginning on the first anniversary date of the grant. The stock options provide value to the recipients only when the market price of the Company's Common Stock increases above the option grant price and only as the shares vest and become exercisable.

     Section 162(m) of the Internal Revenue Code, which provides for a $1,000,000 limit on the deductibility of compensation, presently is not applicable to the Company. The Committee will review its policy with respect to
Section 162(m) when and if the section is applicable in the future.

OPTION GRANTS IN LAST FISCAL YEAR

     The Committee approved the following stock option grants for the executive officers during fiscal year 1997.

                                             PERCENT OF                            POTENTIAL REALIZABLE VALUE
                               NUMBER OF       TOTAL                                 AT ASSUMED ANNUAL RATES
                               SECURITIES     OPTIONS                              OF STOCK PRICE APPRECIATION
                               UNDERLYING    GRANTED TO                                  FOR OPTION TERM
                                OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------------
            NAME               GRANTED(1)   FISCAL YEAR     PRICE        DATE         5%                10%
            ----               ----------   ------------   --------   ----------   ---------         ---------
Wirt D. Walker, III..........    25,000          21%        $7.00      2/24/00      $27,584           $57,925
Ronald C. Thomas.............    25,000          21          7.00      2/24/00       27,584            57,925
Charles C. Sander............    25,000          21          7.00      2/24/00       27,584            57,925
Larry M. Weaver..............    15,000          13          7.00      2/24/00       16,551            34,755

---------------
(1) Each option is non-transferable; vests as to 33% of the shares covered by such option over three years, commencing on the first anniversary of the date of issuance; is canceled prior to vesting in the event the holder either resigns from the Company or is terminated for justifiable cause; and is void after the date listed under the heading "Expiration Date." The exercise price of the stock subject to options was equal to the market value on the date of grant. The number of shares issuable upon exercise of each option is subject to adjustment subsequent to any stock dividend, split-up, recapitalization or certain other transactions.

    During 1997, Messrs. Walker and Thomas, directors of the Company, were granted options to purchase 25,000 shares of Common Stock prior to the adoption of the 1997 Stock Option Plan.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy set forth above. The Committee's approach in setting Mr. Thomas' base compensation, as with that of the Company's other executives, is to be competitive with other companies within the industry, taking into consideration company size, operating conditions and compensation philosophy and performance. Mr. Thomas served as Chief Executive Officer until April 1998, when Charles W. Archer was appointed to the position. Charles W. Archer's base compensation for 1998 is $160,000 per annum.

                                          COMPENSATION COMMITTEE

                                          Marvin Bush
                                          Robert B. Smith

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and holders of more than ten percent of the Company's Common Stock to file reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16 (a) filing requirements.

                                  PROPOSAL TWO
                      AMENDMENT OF 1997 STOCK OPTION PLAN

INTRODUCTION

     In February 1998, the Board of Directors of the Company unanimously approved a resolution, subject to shareholder approval, approving an amendment to the Company's 1997 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued pursuant to stock options granted thereunder by 350,000 shares. Before giving effect to the proposed amendment, 155,000 shares of Common Stock remain available for issuance pursuant to the Plan, which originally provided for the issuance of up to 500,000 shares. Thus, this proposal would increase the shares available for issuance under the plan to 505,000 shares.

     The Board of Directors recommends that shareholders vote for the amendment of the Plan. The Board believes the Plan provides a means for key employees and directors upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business to increase their personal ownership interest in the Company. It is believed that such incentive awards will further the identification of directors' and key employees' interests with those of the Company's shareholders.

     A summary of the Company's 1997 Stock Option Plan follows.

ELIGIBILITY

     Directors and employees of the Company or any subsidiary of the Company are eligible to receive stock options under the Plan. The Plan also provides that both employee directors and non-employee directors are eligible for automatic grants of options.

ADMINISTRATION

     The Plan is administered by the Option Committee, which is comprised of at least two non-employee directors of the Company. In addition to having general supervisory and interpretive authority over the Plan, the Committee determines, upon the recommendation of management and subject to the terms and limits of the Plan, the employees, if any, to whom options will be granted, the time at which options are to be granted, the number of shares to be subject to each option, and the terms and conditions of exercise of options.

AWARD OF STOCK OPTIONS

  Employees

     Options to purchase shares of Common Stock granted to employees under the Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Code Section 422, while nonstatutory stock options do not. The exercise price of shares of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a nonstatutory stock option granted to an employee may not be less than 85% of the fair market value of the Common Stock on the date of grant.

     An incentive stock option shall be exercisable in any calendar year only to the extent that the aggregate fair market value (determined at the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000.

     Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the provisions for incentive stock options shall meet certain requirements set forth in the Plan.

  Directors

     Each eligible non-employee director and employee director of the Company receives an option to purchase 15,000 shares of Common Stock following the annual stockholders meeting.

     The exercise price of these options is the market value of the Common Stock on the date of grant, and they have a term of three years and one month and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

GENERAL

     Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or options for the purchase of Company Common Stock or preferred stock.

EXERCISE OF OPTIONS

     Generally, an option may only be exercised by payment of the full purchase price in cash. If the option so provides, the option may be exercised by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

TRANSFERABILITY OF STOCK OPTIONS

     No option may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. All rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or the participant's guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the Plan.

AMENDMENT OF THE PLAN AND STOCK OPTIONS

     The Board of Directors may amend the Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment for which shareholder approval is required by state or federal law, exchange requirements, or the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES

     An employee or director will not incur federal income tax when he or she is granted a stock option.

     Upon exercise of a nonstatutory stock option, an employee or director generally will recognize ordinary income (which in the case of an employee is subject to income tax withholding by the Company) equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax. Non-employee directors are not granted incentive stock options under the Plan.

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options or the sale or other impermissible disposition of an incentive stock option before the applicable holding period has expired. Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements as to employees; however, tax legislation, enacted August 10, 1993, generally imposes a $1,000,000 limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Because of certain interpretation issues under the statutory provisions, and in the absence of Internal Revenue Service regulations, there can be no assurance that any of the options granted under the Plan will qualify for this exception. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

     This summary of Federal income tax consequences of nonstatutory stock options and incentive stock options does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of stock options should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards including possible income deferral for insiders, alternative minimum tax rules, taxes on parachute payments and the tax consequences of the sale of shares acquired under this Plan.

VOTE REQUIRED

     Approval of the proposal to amend the Plan requires the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting.

     The Board of Directors recommends that you vote "for" the proposal to amend the 1997 Stock Option Plan.

                               PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation includes in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with (i) a broad equity market index and (ii) either an industry index or peer group. An initial public offering of the Company's stock occurred on October 2, 1997. The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the AMEX Market Value Index and the Russell 2000 from October 2, 1997 through December 31, 1997. Total return for the purpose of this graph assumes reinvestment of all dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                 COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN*
               AMONG STRATESEC, INC., THE AMEX MARKET VALUE INDEX
                           AND THE RUSSELL 2000 INDEX

                                                                                            AMEX
               MEASUREMENT PERIOD                    STRATESEC,         RUSSELL            MARKET
             (FISCAL YEAR COVERED)                      INC.              2000             VALUE
10/03/97                                                    100.00            100.00            100.00
12/31/97                                                     93.00             97.00             98.00

* $100 invested on 10/03/97 in stock or on 9/30/97 in index -- including reinvestment of dividends. Fiscal year ending December 31.

                               CERTAIN TRANSACTIONS

     In 1996, the Company purchased a 114B aircraft from Commander Aircraft Company ("Commander") for $335,000, the list price of the aircraft, which is the price at which Commander typically sells to retail customers. KuwAm Corporation is the general partner of two stockholders of the Company that currently own in the aggregate approximately 73% of the outstanding Common Stock of Commander, and Wirt D. Walker, III, the Chairman of the Company, is the Chairman of Commander and the Managing Director of KuwAm. Mishal Y.S. Al Sabah, a director of the Company, is a director of Commander and the Chairman of KuwAm.

     The aircraft was repurchased by Commander Aircraft Company on February 20, 1998 for $240,000, determined to be the fair market value for such an aircraft.

     During 1995, 1996 and 1997 the Company sold $3.4 million aggregate principal amount of 10% subordinated debentures (the "Debentures"), together with warrants to purchase 478,580 shares of Common Stock at an exercise price of $7.00 per share to certain limited partners of SSIH. The net proceeds from the sale of the Debentures, after deduction of the 5% investment banking fee payable to KuwAm and other expenses, were $3.2 million.

     Between January 1 and March 10, 1997, an aggregate of $700,000 of the proceeds from the Debentures was invested in limited partnership interests of SSIH. KuwAm, of which Mr. Walker is the Managing Director and Mr. Al Sabah is Chairman, is the general partner of SSIH. Under the terms of the limited partnership subscription agreement, KuwAm received 3% of the amount of the Company's investment as reimbursement for accounting, legal and administrative expenses related to the organization and operation of the partnership. In addition, pursuant to SSIH's limited partnership agreement, KuwAm receives (i) an annual administration fee equal to 2% of SSIH's assets and (ii) an annual capital appreciation fee equal to 10% of the increase in the value of SSIH's assets in each year.

     Immediately following the Company's initial public offering, on October 8, 1997, the Company's limited partnership interest in SSIH was redeemed at $700,000. KuwAm Corporation also paid the Company $23,700, representing interest at 5% through September 30, 1997.

                              INDEPENDENT AUDITORS

     The Board of Directors has approved a resolution retaining Grant Thornton LLP as its independent auditors for fiscal 1997.

     A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          Elizabeth Schmitt
                                          Secretary

Dated: April 28, 1998

                             STRATESEC INCORPORATED
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 1998

The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 1998 hereby appoints Wirt D. Walker, III, Elizabeth Schmitt and each of them, proxies with full power of authorization, and hereby authorizes them to represent and vote the shares of Common Stock of STRATESEC INCORPORATED (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 10, 1998 at 2:00 p.m. local time, and any adjournment thereof, and especially to vote

1. PROPOSAL ONE -- ELECTION OF DIRECTORS            WITHHOLD AUTHORITY

  FOR all nominees listed below   [ ]                           to vote for all nominees listed below  [ ]
Wirt D. Walker, III, Charles W. Archer, Ronald C. Thomas, Mishal Yousef Saud Al Sabah, Robert B. Smith, Jr.,
Marvin P. Bush, Lt. General James A. Abrahamson, USAF (Retired)
TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.
----------------------------------------------------------------------------------------------------------------

2. PROPOSAL TWO -- To consider and vote upon the proposal to amend the Company's 1997 Stock Option Plan.
              FOR  [ ]                            AGAINST  [ ]                          ABSTAIN  [ ]
3. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.

                               (Continued, and to be signed, on the other side.)

(Continued from the reverse side.)

In the ballot provided for that purpose, if you specify a choice as the action to be taken this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR Proposal One and Two as described in the Proxy Statement.

Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                  Dated:
  ------------------------------------------------------------------------------
                                                  , 1998.
                                                  ------------------------------
                                                           (Signature)
                                                  ------------------------------
                                                   (Signature if held jointly)
                                                  Please sign exactly as name
                                                  appears hereon. When shares
                                                  are held by joint tenants,
                                                  both should sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian please give full
                                                  title of each. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  president or other authorized
                                                  office. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.